UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 20, 2023

AGBA GROUP HOLDING LIMITED

(Exact Name of Registrant as Specified in its Charter)

British Virgin Islands	001-38909	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

AGBA Tower 68 Johnston Road Wanchai, Hong Kong SAR	N/A
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: +852 3601 8363

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary Shares, $0.001 par value	AGBA	NASDAQ Capital Market
Warrants, each warrant exercisable for one-half of one Ordinary Share for $11.50 per full share	AGBAW	NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

On July 20, 2023, Profit Vision Limited (“Profit Vision”), a wholly-owned subsidiary of AGBA Group Holding Limited (“AGBA” or “Registrant”), entered into a purchase and sale agreement (the “Agreement”) with Billion Fung Shares Limited (the “Buyer”), pursuant to which, Profit Vision agreed to sell its property located on the fifteenth floor of Kaiseng Commercial Centre at Nos. 4 & 6, Hankow Road, Kowloon, Hong Kong (the “Property”). Under the terms of the Agreement, Profit Vision will sell the Property at HK$48,000,000 (approximately US$6.15 million). The Agreement includes customary representations, warranties, covenants and indemnities. The Property is subject to an existing commercial lease. Upon closing, the Buyer will replace Profit Vision as the landlord in the existing commercial lease. The completion of the purchase of the Property is expected to occur on or about October 17, 2023. Should Buyer fail to complete the purchase of the Property for reasons other than Profit Vision’s default, Profit Vision shall have the rights to terminate the Agreement, re-enter, and repossess the Property, and all the deposits (HK$4,800,000) paid to Profit Vision before closing shall be forfeited to Profit Vision.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 25, 2023

AGBA GROUP HOLDING LIMITED

By:	/s/ Shu Pei Huang, Desmond
Shu Pei Huang, Desmond
Acting Group Chief Financial Officer

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